UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K
CURRENT REPORT
Pursuant to Section 13 or 15(d) of the
Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): April 19, 2011
SONOCO PRODUCTS COMPANY
Commission File No. 0-516

Incorporated under the laws	I.R.S. Employer Identification
of South Carolina	No. 57-0248420
1 N. Second St.
Hartsville, South Carolina 29550
Telephone: 843/383-7000
Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:
☐      Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐      Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐      Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐      Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Section 5 — Corporate Governance and Management
Item 5.02	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.
Barry L. Saunders, age 52, has been elected vice president and chief financial officer of the Company effective May 1, 2011. Charles J. Hupfer, senior vice president and chief financial officer, will be retiring effective May 31, 2011, after reaching the age of 65.

Mr. Saunders joined Sonoco in 1989 after working as an audit manager with Ernst & Young. He worked in leadership positions in the Company’s Treasury department for seven years before becoming director of corporate reporting and accounting. He then moved to Brussels, Belgium, for four years as director of finance for the Company’s European operations before returning as staff vice president and global controller of the Company’s Industrial businesses. He was promoted to staff vice president and corporate controller in 2003 and has been responsible for corporate accounting, financial reporting and all global business unit finance. He was elected vice president, corporate controller and chief accounting officer in 2008. A resident of Hartsville, South Carolina, Saunders holds a B.S. in accounting and an MBA from the University of South Carolina. He is a Certified Public Accountant.

The Company has not entered into any material contracts, plans or arrangements with Mr. Saunders. There are no family relationships between Mr. Saunders and any other executive officer or director of the Company, and there are no arrangements or understandings pursuant to which he has been appointed. There are no transactions between the Company and Mr. Saunders that would constitute related person transactions under Item 404(a) of Regulation S-K, nor does Mr. Saunders hold a directorship with any reporting company.
Section 9 — Financial Statements and Exhibits
Item 9.01	Financial Statements and Exhibits.
(d)	Exhibit 99 — Registrant’s news release announcing the election of Barry L. Saunders to vice president and chief financial officer and the retirement of Charles J. Hupfer as senior vice president and chief financial officer.

     SIGNATURE
     Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

SONOCO PRODUCTS COMPANY

Date: April 20, 2011	By:	/s/ C.J. Hupfer

C.J. Hupfer Senior Vice President and Chief Financial Officer

EXHIBIT INDEX
99	Registrant’s news release announcing the election of Barry L. Saunders to vice president and chief financial officer and the retirement of Charles J. Hupfer as senior vice president and chief financial officer.